UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 17, 2024

(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392

(Address of principal executive offices)

(515) 247-5111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

      Emerging growth company    ☐

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to

Section 13(a) of the Exchange Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	PFG	Nasdaq Global Select Market

Item 7.01	Regulation FD Disclosure

This report is filed quarterly to disclose assets under management (“AUM”) by asset manager, prior to the availability of Principal Financial Group, Inc.’s (the “Company”) quarterly earnings release. The amounts presented herein will be consistent with the format of AUM by asset manager and presented again in such format within the Company’s financial supplement for the quarter ended June 30, 2024, when that document is posted to the Company’s investor relations web site on or about July 25, 2024.

As of June 30, 2024, the assets under management for Principal Financial Group were $699.2 billion, of which $513.2 billion is managed by Principal Global Investors and $171.1 billion is reported by Principal International.

Principal Global Investors delivers products and services through our network of focused investment teams. During times of market dislocations and a wider dispersion of returns, it is important to note our exposure to small and mid-cap products in U.S. equity AUM and high yield and preferred securities exposure in fixed income AUM. Principal International’s reported AUM is translated to U.S. dollar equivalents using end of reporting period spot foreign exchange rates. Principal Financial Group market performance for the quarter ended June 30, 2024, was 0.4% as a percentage of beginning period AUM.

The Company uses Principal Asset Management AUM for marketing purposes, defined as assets under management for Principal Global Investors and Principal International excluding assets for entities where the Company is a minority owner and assets that are not allowed to be included due to regulatory requirements.  As of June 30, 2024, Principal Asset Management AUM was $553.1 billion. This is not intended to be used for modeling purposes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ Humphrey Lee
Name:	Humphrey Lee
Title:	Vice President – Investor Relations

Date:   July 17, 2024